Exhibit 99.1 (Filed herewith)

FOR RELEASE – August 18, 2010

Contact:

Ken Golden

Director, Strategic Public Relations

309-765-5678

Deere Reports Third-Quarter Earnings of $617 Million

▪                 Income climbs 47 percent on 16 percent gain in net sales and revenues.

▪                 Disciplined execution contributes to record quarter despite weakness in certain markets.

▪                 Results aided by strong demand for large farm machinery and improvement in construction and forestry.

MOLINE, Illinois (August 18, 2010) — Net income attributable to Deere & Company was $617.0 million, or $1.44 per share, for the third quarter ended July 31, compared with $420.0 million, or $0.99 per share, for the same period last year.

For the first nine months of the year, net income attributable to Deere & Company was $1.408 billion, or $3.28 per share, compared with $1.096 billion, or $2.59 per share, last year.

Worldwide net sales and revenues increased 16 percent, to $6.837 billion, for the third quarter and were up 6 percent, to $18.803 billion, for nine months. Net sales of the equipment operations were $6.224 billion for the quarter and $17.009 billion for nine months, compared with $5.283 billion and $16.030 billion for the corresponding periods last year.

“John Deere’s third-quarter performance reflected the disciplined execution of our business plans and occurred despite continued weakness in certain key sectors,” said Samuel R. Allen, chairman and chief executive officer. “While we have benefited from positive conditions in the U.S. farm sector, particularly in terms of demand for large equipment, European markets are down sharply. Demand for construction and forestry equipment is improved from last year but still remains far below normal levels. Nevertheless, the company has continued to extend its competitive position as a result of our focus on serving customers with advanced new products while keeping a tight rein on costs and assets.”

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Summary of Operations

Net sales of the worldwide equipment operations increased 18 percent for the quarter and were up 6 percent for nine months compared with a year ago. Sales included a favorable currency-translation effect of 3 percent for nine months and price increases of 2 percent for both periods. Equipment net sales in the United States and Canada increased 19 percent for the quarter and 6 percent year to date. Outside the U.S. and Canada, net sales were up 16 percent for the quarter and 7 percent for nine months. Currency translation for sales outside the U.S. and Canada had an unfavorable effect of 2 percent in the quarter and a favorable impact of 6 percent year to date.

Deere’s equipment operations reported operating profit of $890 million for the quarter and $2.193 billion for nine months, compared with $452 million and $1.387 billion last year.

Benefiting the quarter’s results were higher production and shipment volumes and improved price realization, partially offset by increased postretirement benefit costs. Nine-month results reflected higher production and shipment volumes, improved price realization, lower raw-material costs and the favorable effects of foreign exchange, partially offset by increased postretirement benefit costs.

Net income of the company’s equipment operations, including non-controlling interests, was $512 million for the quarter and $1.135 billion for nine months, compared with $319 million and $878 million for the respective periods last year. The same operating factors noted above, along with a higher effective tax rate, affected both quarterly and nine-month results.

Financial services net income was $102.1 million for the quarter and $274.1 million for nine months compared with $102.1 million and $217.8 million last year. Results were unchanged for the quarter and higher for nine months primarily due to improved financing spreads and a lower provision for credit losses, partially offset by lower tax credits related to wind energy projects.

Company Outlook & Summary

Company equipment sales are projected to be up about 12 percent for fiscal 2010 and up about 32 percent for the fourth quarter compared with the same periods a year

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ago. Included are a favorable currency-translation impact of about 2 percent for the year and an unfavorable impact of about 1 percent for the quarter. For the fourth quarter, net income attributable to Deere & Company is anticipated to be approximately $375 million.

According to Allen, Deere’s consistent investment in advanced new products and expanded global capacity is sustaining current performance and puts the company on a solid footing for the future. “John Deere remains well-positioned to help meet the world’s growing need for agricultural commodities, shelter and infrastructure,” Allen said. “In our view, these developments hold exciting potential and should strongly support our efforts to deliver value for customers and investors well into the future.”

* * *

Equipment Division Performance

Agriculture & Turf. Sales increased 12 percent for the quarter largely due to higher shipment volumes and improved price realization. Sales were up 3 percent for the nine months primarily due to the favorable effects of currency translation and improved price realization, partially offset by lower shipment volumes.

Operating profit was $824 million for the quarter and $2.128 billion year to date, compared with $480 million and $1.472 billion last year. For the quarter, operating profit moved up primarily due to the impact of higher shipment and production volumes and improved price realization, partially offset by increased postretirement benefit costs. Nine-month operating profit was higher largely due to improved price realization, lower raw-material costs, favorable foreign-exchange effects and the impact of higher production volumes, partially offset by increased postretirement benefit costs.

Construction & Forestry. Construction and forestry sales rose 59 percent for the quarter and were up 29 percent for nine months mainly due to higher shipment volumes. The division had operating profit of $66 million for the quarter and $65 million for nine months, compared with last year’s operating losses of $28 million in the quarter and $85 million for nine months. The improvement in both periods primarily was due to higher shipment and production volumes, partially offset by increased postretirement benefit costs.

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Market Conditions & Outlook

Agriculture & Turf. Worldwide sales of the company’s agriculture and turf division are forecast to increase by about 8 percent for full-year 2010, with a favorable currency-translation impact of about 2 percent.

With support from healthy farm cash receipts, solid commodity prices and low interest rates, industry farm-machinery sales in the United States and Canada are forecast to be up 5 to 10 percent for the year with much of the strength concentrated in larger equipment. In other parts of the world, industry sales in Western Europe are now forecast to decline 15 to 20 percent due to general weakness in the livestock and dairy sectors. High levels of used equipment, especially harvesting machinery, also are weighing on Western European markets. Sales in Central Europe and the Commonwealth of Independent States are expected to remain under pressure due to challenging economic conditions. Drought has affected the region as well, particularly in Russia and Kazakhstan.

In South America, industry sales are projected to increase by 25 to 30 percent mainly due to improvement in the key Brazilian and Argentinean markets. Conditions in Brazil are being helped by favorable soybean and sugarcane prices and by attractive government-supported financing. The farm economy in Argentina is benefiting from commodity prices and more-normal weather conditions.

Industry sales of turf and utility equipment in the United States and Canada are expected to be up 10 to 15 percent for the year.

Construction & Forestry. Deere’s worldwide sales of construction and forestry equipment are forecast to increase by about 35 percent for full-year 2010. The increase reflects market conditions that are somewhat improved in relation to last year’s severely depressed environment, as well as the division’s focus on aligning factory production with demand from retail customers. Sales to independent rental companies have rebounded sharply from last year’s extremely weak levels. In addition, global forestry markets are being aided by higher worldwide economic activity.

Credit. Full-year 2010 net income attributable to Deere & Company for the credit operations is forecast to be approximately $325 million. The forecast increase from 2009

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is primarily due to more favorable financing spreads and a lower provision for credit losses.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s credit subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

Net income attributable to John Deere Capital Corporation was $89.4 million for the third quarter and $222.7 million year to date, compared with $59.1 million and $128.1 million for the respective periods last year. Results were higher for both periods primarily due to improved financing spreads and a lower provision for credit losses.

Net receivables and leases financed by JDCC were $20.307 billion at July 31, 2010, compared with $19.336 billion last year.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations and operating periods involve certain factors that are subject to change, and important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

The company’s agricultural equipment business is subject to a number of uncertainties including the many interrelated factors that affect farmers’ confidence.  These factors include worldwide economic conditions, demand for agricultural products, world grain stocks, weather conditions (including its effects on timely planting and harvesting, and the effects of the drought and fires in Russia), soil conditions, harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, the growth of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs and policies (including those in the U.S., Russia, and Brazil), international reaction to

Deere Announces Third-Quarter Earnings	9

such programs, global trade agreements, animal diseases and their effects on poultry and beef consumption and prices, crop pests and diseases, and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the company’s turf and utility equipment include general economic conditions, consumer confidence, weather conditions, customer profitability, consumer borrowing patterns, consumer purchasing preferences, housing starts, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

General economic conditions, consumer spending patterns, real estate and housing prices, the number of housing starts and interest rates are especially important to sales of the company’s construction and forestry equipment.  The levels of public and non-residential construction also impact the results of the company’s construction and forestry segment.  Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment.

All of the company’s businesses and its reported results are affected by general economic conditions in the global markets in which the company operates, especially material changes in economic activity in these markets; customer confidence in general economic conditions; foreign currency exchange rates, especially fluctuations in the value of the U.S. dollar; interest rates; and inflation and deflation rates.  General economic conditions can affect demand for the company’s equipment as well.  The current negative economic conditions and outlook in certain sectors have dampened demand for certain equipment.

Customer and company operations and results could be affected by changes in weather patterns; the political and social stability of the global markets in which the company operates; the effects of, or response to, terrorism and security threats (including those in Mexico); wars and other conflicts and the threat thereof; and the spread of major epidemics (including H1N1 and other influenzas).

Significant changes in market liquidity conditions could impact access to funding and associated funding costs, which could reduce the company’s earnings and cash flows.  Market conditions could also negatively impact customer access to capital for purchases of the company’s products; borrowing and repayment practices; and the number and size of customer loan delinquencies and defaults.  A sovereign debt crisis, in Europe or elsewhere, could continue to negatively impact currencies, global financial

Deere Announces Third-Quarter Earnings	10

markets, social and political stability, funding sources and costs, customers, and company operations and results.  State debt crises also could negatively impact customers, suppliers, demand for equipment, and company operations and results.  The company’s investment management activities could be impaired by changes in the equity and bond markets, which would negatively affect earnings.

Additional factors that could materially affect the company’s operations and results include changes in and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform, and governmental programs in particular jurisdictions or for the benefit of certain industries or sectors (including protectionist policies and trade and licensing restrictions that could disrupt international commerce); actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission (SEC), the U.S. Commodity Futures Trading Commission and other financial regulators; actions by environmental, health and safety regulatory agencies, including those related to engine emissions (in particular Interim Tier 4 and Final Tier 4 emission requirements), noise and the risk of climate change; changes in labor regulations; changes to accounting standards; changes in tax rates and regulations; and actions by other regulatory bodies including changes in laws and regulations affecting the sectors in which the company operates.

Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the company’s supply chain due to weather, natural disasters or financial hardship or the loss of liquidity by suppliers; start-up of new plants and new products; the success of new product initiatives and customer acceptance of new products; changes in customer purchasing behavior in response to changes in equipment design to meet government regulations and other standards; oil and energy prices and supplies; the availability and cost of freight; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations; acquisitions and divestitures of businesses, the integration of new businesses; the implementation of organizational changes; changes in company declared dividends and common stock issuances and repurchases.

Company results are also affected by changes in the level of employee

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retirement benefits, changes in market values of investment assets and the level of interest rates, which impact retirement benefit costs, and significant changes in health care costs including those which may result from governmental action.

The liquidity and ongoing profitability of John Deere Capital Corporation and other credit subsidiaries depend largely on timely access to capital to meet future cash flow requirements and fund operations and the costs associated with engaging in diversified funding activities and to fund purchases of the company’s products.  If market volatility and general economic conditions worsen, funding could be unavailable or insufficient.  Additionally, customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact write-offs and provisions for credit losses.

The company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the company and its businesses, including factors that potentially could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A. Risk Factors of the company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q).

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Third Quarter 2010 Press Release

(in millions of dollars)

	Three Months Ended July 31			Nine Months Ended July 31
	2010	2009	% Change	2010	2009	% Change
Net sales and revenues:
Agriculture and turf	$5,217	$4,651	+12	$14,462	$14,057	+3
Construction and forestry	1,007	632	+59	2,547	1,973	+29
Total net sales	6,224	5,283	+18	17,009	16,030	+6
Credit revenues	503	501		1,461	1,432	+2
Other revenues	110	101	+9	333	316	+5
Total net sales and revenues	$6,837	$5,885	+16	$18,803	$17,778	+6

Operating profit (loss): *
Agriculture and turf	$824	$480	+72	$2,128	$1,472	+45
Construction and forestry	66	(28)		65	(85)
Credit	138	95	+45	337	206	+64
Other	10	5	+100	23	9	+156
Total operating profit	1,038	552	+88	2,553	1,602	+59
Other reconciling items **	(421)	(132)	+219	(1,145)	(506)	+126
Net income attributable to Deere & Company	$617	$420	+47	$1,408	$1,096	+28

Equipment operations outside the U.S. and Canada:
Net sales	$2,255	$1,940	+16	$6,307	$5,912	+7
Operating profit	208	79	+163	533	245	+118

*

Operating profit (loss) is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses, and income taxes. Operating profit of the credit segment includes the effect of interest expense and foreign exchange gains or losses.

**

Other reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses, income taxes and net income attributable to noncontrolling interests.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Three Months Ended July 31, 2010 and 2009
(In millions of dollars and shares except per share amounts) Unaudited

	2010	2009
Net Sales and Revenues
Net sales	$6,224.0	$5,282.7
Finance and interest income	448.4	459.7
Other income	164.5	142.2
Total	6,836.9	5,884.6

Costs and Expenses
Cost of sales	4,519.6	4,057.6
Research and development expenses	256.3	243.3
Selling, administrative and general expenses	751.2	659.5
Interest expense	193.1	249.3
Other operating expenses	195.0	166.2
Total	5,915.2	5,375.9

Income of Consolidated Group before Income Taxes	921.7	508.7
Provision for income taxes	308.1	87.9
Income of Consolidated Group	613.6	420.8
Equity in income (loss) of unconsolidated affiliates	5.9	(1.3)
Net Income	619.5	419.5
Less: Net income (loss) attributable to noncontrolling interests	2.5	(.5)
Net Income Attributable to Deere & Company	$617.0	$420.0

Per Share Data
Basic	$1.45	$.99
Diluted	$1.44	$.99

Average Shares Outstanding
Basic	424.5	422.9
Diluted	429.0	424.8

See Condensed Notes to Interim Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Nine Months Ended July 31, 2010 and 2009
(In millions of dollars and shares except per share amounts) Unaudited

	2010	2009
Net Sales and Revenues
Net sales	$17,009.5	$16,029.8
Finance and interest income	1,350.7	1,368.4
Other income	442.4	380.1
Total	18,802.6	17,778.3

Costs and Expenses
Cost of sales	12,490.3	12,356.5
Research and development expenses	758.1	718.4
Selling, administrative and general expenses	2,126.5	1,986.4
Interest expense	618.9	793.2
Other operating expenses	533.9	529.4
Total	16,527.7	16,383.9

Income of Consolidated Group before Income Taxes	2,274.9	1,394.4
Provision for income taxes	866.4	298.6
Income of Consolidated Group	1,408.5	1,095.8
Equity in income of unconsolidated affiliates	6.4
Net Income	1,414.9	1,095.8
Less: Net income (loss) attributable to noncontrolling interests	7.2	(.5)
Net Income Attributable to Deere & Company	$1,407.7	$1,096.3

Per Share Data
Basic	$3.32	$2.59
Diluted	$3.28	$2.59

Average Shares Outstanding
Basic	424.1	422.7
Diluted	428.4	424.1

See Condensed Notes to Interim Financial Statements.

DEERE & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEET
(In millions of dollars) Unaudited

	July 31	October 31	July 31
	2010	2009	2009
Assets
Cash and cash equivalents	$3,753.7	$4,651.7	$4,314.8
Marketable securities	232.3	192.0	181.0
Receivables from unconsolidated affiliates	31.9	38.4	37.6
Trade accounts and notes receivable - net	3,527.2	2,616.9	3,230.0
Financing receivables - net	16,236.1	15,254.7	14,122.2
Restricted financing receivables - net	2,631.8	3,108.4	3,803.0
Other receivables	693.1	864.5	695.8
Equipment on operating leases - net	1,777.9	1,733.3	1,663.5
Inventories	3,175.4	2,397.3	3,020.0
Property and equipment - net	4,398.6	4,532.2	4,411.0
Investments in unconsolidated affiliates	232.7	212.8	214.3
Goodwill	992.9	1,036.5	1,293.9
Other intangible assets - net	126.1	136.3	141.8
Retirement benefits	197.8	94.4	1,185.1
Deferred income taxes	2,592.5	2,804.8	1,555.5
Other assets	1,210.3	1,458.4	1,517.2
Total Assets	$41,810.3	$41,132.6	$41,386.7

Liabilities and Stockholders’ Equity
Short-term borrowings	$7,485.7	$7,158.9	$8,048.4
Payables to unconsolidated affiliates	161.3	55.0	76.0
Accounts payable and accrued expenses	5,855.5	5,371.4	5,589.9
Deferred income taxes	133.2	167.3	161.0
Long-term borrowings	16,374.2	17,391.7	16,720.9
Retirement benefits and other liabilities	5,674.6	6,165.5	3,362.8
Total liabilities	35,684.5	36,309.8	33,959.0
Total Deere & Company stockholders’ equity	6,115.2	4,818.7	7,423.6
Noncontrolling interests	10.6	4.1	4.1
Total stockholders’ equity	6,125.8	4,822.8	7,427.7
Total Liabilities and Stockholders’ Equity	$41,810.3	$41,132.6	$41,386.7

See Condensed Notes to Interim Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED CASH FLOWS
For the Nine Months Ended July 31, 2010 and 2009
(In millions of dollars) Unaudited

	2010	2009
Cash Flows from Operating Activities
Net income	$1,414.9	$1,095.8
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful receivables	84.8	138.7
Provision for depreciation and amortization	692.9	653.2
Share-based compensation expense	61.5	63.9
Undistributed earnings of unconsolidated affiliates	(1.0)	.8
Provision (credit) for deferred income taxes	106.6	(77.9)
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	(1,169.2)	(261.9)
Inventories	(1,067.9)	(88.1)
Accounts payable and accrued expenses	619.9	(902.4)
Accrued income taxes payable/receivable	128.9	(86.2)
Retirement benefits	(67.3)	65.4
Other	284.0	(118.3)
Net cash provided by operating activities	1,088.1	483.0

Cash Flows from Investing Activities
Collections of receivables	8,390.9	8,808.6
Proceeds from sales of financing receivables	5.1	10.3
Proceeds from maturities and sales of marketable securities	23.5	819.3
Proceeds from sales of equipment on operating leases	463.5	340.2
Government grants related to property and equipment	92.3
Proceeds from sales of businesses, net of cash sold	25.0
Cost of receivables acquired	(9,032.5)	(8,460.8)
Purchases of marketable securities	(55.0)	(15.9)
Purchases of property and equipment	(457.5)	(647.4)
Cost of equipment on operating leases acquired	(381.8)	(284.8)
Acquisitions of businesses, net of cash acquired	(43.1)	(47.4)
Other	(46.4)	(38.5)
Net cash provided by (used for) investing activities	(1,016.0)	483.6

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	239.9	(392.7)
Proceeds from long-term borrowings	1,836.9	4,732.8
Payments of long-term borrowings	(2,599.6)	(2,770.8)
Proceeds from issuance of common stock	68.0	9.5
Repurchases of common stock	(102.8)	(3.2)
Dividends paid	(356.2)	(354.9)
Excess tax benefits from share-based compensation	19.3	1.6
Other	(28.1)	(122.1)
Net cash provided by (used for) financing activities	(922.6)	1,100.2

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(47.5)	36.6

Net Increase (Decrease) in Cash and Cash Equivalents	(898.0)	2,103.4
Cash and Cash Equivalents at Beginning of Period	4,651.7	2,211.4
Cash and Cash Equivalents at End of Period	$3,753.7	$4,314.8

See Condensed Notes to Interim Financial Statements.

Condensed Notes to Interim Financial Statements (Unaudited)

(1)

In the first quarter of 2010, the Company adopted Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810, Consolidation (FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements). ASC 810 requires that noncontrolling interests are reported as a separate line in stockholders’ equity. The net income for both Deere & Company and the noncontrolling interests are included in “Net Income.” The “Net income (loss) attributable to noncontrolling interests” is deducted from “Net Income” to determine the “Net Income Attributable to Deere & Company,” which will continue to be used to determine earnings per share. As required, the presentation and disclosure requirements were adopted through retrospective application, and the consolidated financial statement prior period information has been adjusted accordingly. The adoption did not have a material effect on the Company’s consolidated financial statements.

(2)	Dividends declared and paid on a per share basis were as follows:

	Three Months Ended July 31		Nine Months Ended July 31
	2010	2009	2010	2009

Dividends declared	$ .30	$ .28	$ .86	$ .84
Dividends paid	$ .28	$ *	$ .84	$ .84	*

*

Due to the dividend payment dates, a quarterly dividend was not included in the third quarter of 2009.  Two quarterly dividends of $.28 per share were included in the second quarter of 2009 and one quarterly dividend of $.28 per share was included in the first quarter of 2009.

(3)

The calculation of basic net income per share is based on the average number of shares outstanding. The calculation of diluted net income per share recognizes the dilutive effect of the assumed exercise of stock options.

(4)	Comprehensive income, which includes all changes in the Company’s equity during the period except transactions with stockholders, was as follows in millions of dollars:

	Three Months Ended July 31		Nine Months Ended July 31
	2010	2009	2010	2009

Net income	$619.5	$419.5	$1,414.9	$1,095.8
Other comprehensive income, net of tax:
Retirement benefits adjustment	85.1	14.7	312.1	(90.6)
Cumulative translation adjustment	(46.0)	211.0	(121.5)	173.9
Unrealized gain (loss) on derivatives	(7.9)	9.9	14.0	(14.3)
Unrealized gain on investments	3.0	.5	3.6	6.4
Comprehensive income	$653.7	$655.6	$1,623.1	$1,171.2

(5)

The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries.  In the supplemental consolidating data in Note 6 to the financial statements, “Equipment Operations” include the Company’s agriculture and turf operations and construction and forestry operations, with Financial Services reflected on the equity basis.  The supplemental “Financial Services” data in Note 6 include primarily Deere & Company’s credit operations.

(6) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME
For the Three Months Ended July 31, 2010 and 2009

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*	FINANCIAL SERVICES

	2010	2009	2010	2009
Net Sales and Revenues
Net sales	$6,224.0	$5,282.7
Finance and interest income	14.6	14.6	$493.4	$519.2
Other income	91.5	84.8	96.6	74.1
Total	6,330.1	5,382.1	590.0	593.3

Costs and Expenses
Cost of sales	4,520.0	4,058.0
Research and development expenses	256.3	243.3
Selling, administrative and general expenses	630.7	540.9	122.9	121.2
Interest expense	45.1	32.7	159.4	226.9
Interest compensation to Financial Services	50.8	63.7
Other operating expenses	53.9	34.2	159.2	145.8
Total	5,556.8	4,972.8	441.5	493.9

Income of Consolidated Group before Income Taxes	773.3	409.3	148.5	99.4
Provision (credit) for income taxes	261.7	90.5	46.5	(2.6)
Income of Consolidated Group	511.6	318.8	102.0	102.0

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Credit	94.9	99.2	.1
Other	13.0	1.6
Total	107.9	100.8	.1
Net Income	619.5	419.6	102.1	102.0
Less: Net income (loss) attributable to noncontrolling interests	2.5	(.4)		(.1)
Net Income Attributable to Deere & Company	$617.0	$420.0	$102.1	$102.1

*	Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF INCOME
For the Nine Months Ended July 31, 2010 and 2009

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*	FINANCIAL SERVICES

	2010	2009	2010	2009
Net Sales and Revenues
Net sales	$17,009.5	$16,029.8
Finance and interest income	47.9	54.3	$1,462.6	$1,530.9
Other income	281.3	259.2	242.9	183.9
Total	17,338.7	16,343.3	1,705.5	1,714.8

Costs and Expenses
Cost of sales	12,491.4	12,357.6
Research and development expenses	758.1	718.4
Selling, administrative and general expenses	1,770.0	1,628.8	364.6	365.3
Interest expense	133.8	120.0	516.1	708.3
Interest compensation to Financial Services	142.6	181.6
Other operating expenses	127.4	156.8	465.4	427.0
Total	15,423.3	15,163.2	1,346.1	1,500.6

Income of Consolidated Group before Income Taxes	1,915.4	1,180.1	359.4	214.2
Provision (credit) for income taxes	780.3	301.8	86.0	(3.2)
Income of Consolidated Group	1,135.1	878.3	273.4	217.4

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Credit	259.0	212.1	.6	.3
Other	20.9	5.5
Total	279.9	217.6	.6	.3
Net Income	1,415.0	1,095.9	274.0	217.7
Less: Net income (loss) attributable to noncontrolling interests	7.3	(.4)	(.1)	(.1)
Net Income Attributable to Deere & Company	$1,407.7	$1,096.3	$274.1	$217.8

*	Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

CONDENSED BALANCE SHEET

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*			FINANCIAL SERVICES
	July 31 2010	October 31 2009	July 31 2009	July 31 2010	October 31 2009	July 31 2009

Assets
Cash and cash equivalents	$3,333.5	$3,689.8	$2,212.1	$420.2	$961.9	$2,102.8
Marketable securities				232.3	192.0	181.0
Receivables from unconsolidated subsidiaries and affiliates	1,373.4	461.4	437.7	2.0		.6
Trade accounts and notes receivable - net	804.0	775.4	842.9	3,340.4	2,345.5	3,014.5
Financing receivables - net	10.4	5.4	6.9	16,225.7	15,249.3	14,115.3
Restricted financing receivables - net				2,631.8	3,108.4	3,803.0
Other receivables	642.7	734.4	620.1	68.1	130.8	57.7
Equipment on operating leases - net				1,777.9	1,733.3	1,663.5
Inventories	3,175.4	2,397.3	3,020.0
Property and equipment - net	3,381.4	3,457.2	3,267.0	1,017.2	1,075.1	1,144.0
Investments in unconsolidated subsidiaries and affiliates	3,350.1	3,164.6	3,075.5	6.3	6.5	6.0
Goodwill	992.9	1,036.5	1,293.9
Other intangible assets - net	122.1	136.3	141.8	4.0
Retirement benefits	196.8	93.2	1,182.4	5.1	10.2	4.0
Deferred income taxes	2,763.6	2,932.9	1,687.2	97.7	91.7	85.4
Other assets	331.2	399.6	461.3	879.0	1,059.3	1,056.4
Total Assets	$20,477.5	$19,284.0	$18,248.8	$26,707.7	$25,964.0	$27,234.2

Liabilities and Stockholders’ Equity
Short-term borrowings	$92.1	$489.7	$745.3	$7,393.5	$6,669.2	$7,303.0
Payables to unconsolidated subsidiaries and affiliates	163.3	54.9	76.4	1,341.5	422.9	400.0
Accounts payable and accrued expenses	5,198.5	4,614.0	4,937.3	1,292.0	1,262.8	1,262.7
Deferred income taxes	82.4	93.7	84.5	319.6	293.4	293.6
Long-term borrowings	3,181.9	3,072.5	1,652.9	13,192.3	14,319.2	15,068.1
Retirement benefits and other liabilities	5,635.1	6,138.3	3,326.7	43.6	36.3	37.4
Total liabilities	14,353.3	14,463.1	10,823.1	23,582.5	23,003.8	24,364.8
Total Deere & Company stockholders’ equity	6,115.2	4,818.7	7,423.6	3,123.6	2,958.3	2,867.4
Noncontrolling interests	9.0	2.2	2.1	1.6	1.9	2.0
Total stockholders’ equity	6,124.2	4,820.9	7,425.7	3,125.2	2,960.2	2,869.4
Total Liabilities and Stockholders’ Equity	$20,477.5	$19,284.0	$18,248.8	$26,707.7	$25,964.0	$27,234.2

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Nine Months Ended July 31, 2010 and 2009

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2010	2009	2010	2009
Cash Flows from Operating Activities
Net income	$1,415.0	$1,095.9	$274.0	$217.7
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful receivables	1.8	17.6	83.0	121.1
Provision for depreciation and amortization	416.3	389.3	319.9	304.4
Undistributed earnings of unconsolidated subsidiaries and affiliates	(132.5)	(216.8)	(.6)	(.3)
Provision (credit) for deferred income taxes	95.7	(178.9)	11.0	101.0
Changes in assets and liabilities:
Receivables	(168.1)	206.4	(8.4)	3.4
Inventories	(818.8)	112.5
Accounts payable and accrued expenses	729.9	(746.3)	2.8	26.6
Accrued income taxes payable/receivable	108.4	(78.6)	20.5	(7.5)
Retirement benefits	(79.5)	60.2	12.2	5.3
Other	191.0	23.1	198.2	(48.4)
Net cash provided by operating activities	1,759.2	684.4	912.6	723.3

Cash Flows from Investing Activities
Collections of receivables			25,782.1	25,295.7
Proceeds from sales of financing receivables			17.2	33.0
Proceeds from maturities and sales of marketable securities		803.4	23.5	15.9
Proceeds from sales of equipment on operating leases			463.5	340.2
Government grants related to property and equipment			92.3
Proceeds from sales of businesses, net of cash sold	25.0
Cost of receivables acquired			(27,551.6)	(25,624.0)
Purchases of marketable securities		(7.6)	(55.0)	(8.4)
Purchases of property and equipment	(432.0)	(561.4)	(25.4)	(86.1)
Cost of equipment on operating leases acquired			(718.4)	(556.0)
Acquisitions of businesses, net of cash acquired	(34.7)	(47.4)	(8.3)
Other	(60.6)	(16.4)	(18.9)	(21.9)
Net cash provided by (used for) investing activities	(502.3)	170.6	(1,999.0)	(611.6)

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	(86.0)	175.9	325.9	(568.6)
Change in intercompany receivables/payables	(924.8)	570.9	924.8	(570.9)
Proceeds from long-term borrowings	139.4		1,697.4	4,732.8
Payments of long-term borrowings	(311.5)	(77.9)	(2,288.1)	(2,692.9)
Proceeds from issuance of common stock	68.0	9.5
Repurchases of common stock	(102.8)	(3.2)
Dividends paid	(356.2)	(354.9)	(142.0)
Excess tax benefits from share-based compensation	19.3	1.6
Other	(14.2)	(8.4)	29.8	(113.7)
Net cash provided by (used for) financing activities	(1,568.8)	313.5	547.8	786.7

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(44.4)	9.0	(3.1)	27.6

Net Increase (Decrease) in Cash and Cash Equivalents	(356.3)	1,177.5	(541.7)	926.0
Cash and Cash Equivalents at Beginning of Period	3,689.8	1,034.6	961.9	1,176.8
Cash and Cash Equivalents at End of Period	$3,333.5	$2,212.1	$420.2	$2,102.8

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.